EXHIBIT 10.13

MANUFACTURING AGREEMENT

This Manufacturing Agreement (“Agreement”) is dated and effective this 11th day of April, 2006 (“Effective Date”), by and between Westside Packaging, Inc., a California corporation (“Westside” or “Manufacturer”), with its principal place of business and manufacturing facility located at 1700 South Baker Avenue, Ontario, CA 91761 (“Facility”) and American Medical Technologies, Inc., a Delaware corporation (“AMT”), with its principal place of business located at 5655 Bear Lane, Corpus Christi, Texas 78405.

WHEREAS, Manufacturer is a wholly-owned subsidiary of Discus Holdings, Inc. (“Holdings”), a California corporation with an office at 8550 Higuera St., Culver City, CA.

WHEREAS, concurrent with the execution of this Agreement, AMT has acquired from Spectrum Dental, Inc. (“Spectrum”), a wholly-owned subsidiary of Holdings, the exclusive right to make, distribute and sell Spectrum products under Spectrum’s trademarks pursuant to a certain ELA (defined herein);

WHEREAS, heretofore, Manufacturer has manufactured products marketed and sold by Spectrum; and

WHEREAS, to facilitate and set forth terms for the continued manufacture by Manufacturer of products under Spectrum’s trademarks for AMT the following agreement is agreed and entered into by and between Manufacturer and AMT.

NOW THEREFORE, in consideration of the monies to be paid, the obligations under taken, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the undersigned parties, AMT and Manufacturer agree, as follows:

General Terms

1              Definitions.

1.01         Products. “Products” shall mean the products Manufacturer manufactures for Spectrum at the time Spectrum and AMT entered into the ELA, namely the existing product lines sold under the marks Contrastpm, Contrastam, and

FastDam, FastTrak.

1.02         Formulas. “Formulas” shall mean the tooth bleaching formulas as embodied in Formula/Compound specifications owned by Spectrum at the time Spectrum and AMT entered into the ELA.

1.03         ELA. “ELA” shall mean that certain Exclusive License Agreement, executed by Spectrum and AMT concurrently with the parties’ execution of this Agreement.

1.04         Dependent Agreements. “Dependent Agreements” shall mean those agreements required to be executed concurrently with this Agreement, namely the ELA, a certain Put and Call Option Agreement and Warrant between AMT and Holdings, and certain Real Estate Purchase Agreement and Lease Agreement between AMT and the Sepulveda Group.

1.05         Affiliate. “Affiliate” shall mean any corporation, partnership, limited liability company, limited liability partnership, or other entity which (i) is owned, directly or indirectly, by a party, (ii) directly or indirectly owns a party, (iii) more than fifty percent (50%) of the ownership interest is common to a party, or (iv) any similar arrangement which has the practical effect that the company and a party are controlled by the same people or entities.

2              Westside Shall Continue to Manufacture for AMT.

2.01         Appointment. Upon execution and closing of this Manufacturing Agreement together with the concurrent Dependent Agreements, AMT appoints Westside as a non-exclusive manufacturer of the Product to be distributed solely for the benefit of AMT in accordance with the ELA. Westside shall manufacture Products for AMT on the terms stated herein.

2.02         Acceptance. Westside accepts the appointment to manufacture Products for AMT in accordance with this Agreement and the ELA.

2.03         License to Manufacturer. AMT, pursuant to the ELA, has the right to have Westside manufacture the Formulas and Product solely for the benefit of AMT.

2.04         Competitive Products. Manufacturer shall have the right to manufacture and sell to any person goods that compete with the Products but which do not infringe upon the patents, trademarks, trade names, trade secrets, and other intellectual property rights of AMT.

3              Orders.

3.01         Forecasting.

3.01.1      Placement of Forecasting. AMT will provide Westside with six (6) month forecast, updated no less than quarterly. In dependence on such forecast without limitation, (i) Westside will acquire ingredient product and (ii) Westside will plan manufacturing schedules and quantities, including future expiration dates on manufactured quantities.

3.01.2      Guaranty on Forecasting. In recognition that Westside will rely on AMT’s forecast:

3.01.2.1                   In the first year AMT guarantees that it shall purchase no less than seventy-five percent (75%) of AMT’s forecast.

3.01.2.2                   After the beginning of the second year, AMT guarantees that it shall purchase no less than one hundred percent (100%) of AMT’s forecast.

3.01.3      Excess Raw Materials and Obsolete Packaging and Literature.

3.01.3.1                   Excess Raw Materials. When raw materials are not utilized because purchase orders fell short of forecast, Westside in good faith will attempt to use raw materials for other purposes before charging AMT for expiration of raw materials purchased based on guaranty provided for in Section 3.01.2 above.

3.01.3.2                   Obsolete Packaging and Literature. AMT shall be responsible for one hundred (100%) of packaging and literature that become obsolete produced by Westside after the parties enter into this Agreement.

3.02         Purchase Orders and Confirmation.

3.02.1      AMT shall order the Products from Westside by submitting purchase orders, which shall include the Product number, description, quantity,

shipping instructions, and required delivery dates of the Products ordered.

3.02.2      All orders shall be subject to the terms of this Agreement and to confirmation by Westside, which shall not be unreasonably withheld or delayed. In the event of any conflict between the terms and conditions of any purchase order or confirmation conflict with the term of this Agreement, the terms and conditions of this Agreement shall control.

3.02.3      Within three (3) business days of receipt of a purchase order, Westside shall confirm the purchase order and delivery dates by written notice to AMT.

3.03         Minimum Purchase Order. For economy of scale, Westside shall require that for each order placed, AMT must place a minimum order for each product as stated for each Product in Schedule A.

4              Manufacturing Pricing and Costs.

4.01         Manufacturing Pricing. Westside shall manufacture Product(s) for AMT for the unit price (“Manufacturing Price”) as follows:  (i) Westside’s actual cost of direct or contract labor, as applicable, incurred by Westside in manufacture plus; (ii) the product ingredients’ actual cost to Westside; plus (iii) 45% of the sum of (i) and (ii), as manufacturing overhead and profit charge. The parties recognize that Manufacturing Prices may increase or decrease depending upon any possible change in specifications as well as changes in material costs or labor. The Manufacturing Price shall not include any proportional allocation of overhead.

4.02         Manufacturing Costs. Manufacturing costs shall be become due net 30 from the time Product is manufactured and invoiced. All invoices not paid when due shall accrue late charges at the rate of one and one-half percent (1½ %) per month or the maximum rate permitted by law, whichever is less.

5              Manufacturing Requirements.

5.01         Specifications. Westside will manufacture Products within the Compound Specifications currently part of the Formula/Compound Specifications. AMT may modify the Compound Specifications upon providing written notice to

Westside, provided AMT obtains Westside’s consent and Spectrum’s consent if such request is made prior to the exercise of a Put Option or Call Option pursuant to the Put and Call Option Agreement.

5.02         Westside shall manufacture Products within thirty (30) days of confirmation of the purchase order.

6              Storage and Shipping.

6.01         Storage.

6.01.1      Finished Product. Westside will manufacture Products ready to ship.

6.01.2      Storage Costs. AMT shall pay Westside storage space for finished Product at the rate of $1.00 a square foot.

6.02         Shipping Costs. AMT shall be responsible for all shipping costs.

6.03         Distribution of Products. Westside at AMT’s election can either distribute Products in the form of finished goods to AMT or in the alternative drop ship to AMT’s customers.

6.03.1      Shipping to AMT. If Westside ships Products to AMT, Westside shall deliver Products, FOB Ontario, in Pallets (maximum capacity - 28 boxes each). AMT shall be responsible for the shipping costs.

6.03.2      Shipping to AMT Customers. If Westside fills and distributes AMT’s orders and drop ships finished goods to AMT’s customers, Westside shall charge AMT at the rate of $6.00 per box for distribution of finished goods, exclusive of shipping costs.

6.04         Shelf Life Policy. Attached as Schedule B is Spectrum’s current Shelf Life Policy (FORM – 081 Rev B to the Quality Service Manuel). Westside shall only ship Products that conform to this policy, unless Westside receives a written deviation of policy or AMT in writing modifies the policy. If AMT requests modifications to the policy (and obtains Spectrum’s consent if such modifications are made prior to exercise of a Put Option or Call Option pursuant to the Put and Call Option Agreement), Westside shall follow the newly adopted policy.

7              Regulatory.

7.01         AMT shall obtain and maintain all documents, regulatory approvals or registrations reasonably necessary for the manufacturing, storage, shipment or sale of Products by AMT, including but not limited to ISO, CMDCAS or CE certificates (collectively, “Certificates”),.

7.02         AMT shall (i) inform TUV Rheinland and NEMKO USA Inc. that AMT has acquired the right to distribute and sale Products and (ii) provide new contact information for these entities.

7.03         Upon completion of this agreement, maintenance of Certificates and the AMT Quality System Manual shall be the sole responsibility of AMT. Westside or any of its Affiliates shall not have any responsibility for maintenance of the Certificates in connection with AMT’s distribution and sale of Products.

7.04         AMT acknowledges that there are certain responsibilities for maintenance of a Quality System Manual, a Quality System that complies with ISO 13485 as well as other responsibilities that maybe required for registration or approval of sale of products in some countries and that AMT is solely responsibility for these responsibilities and documenting compliance therein. Neither Westside nor its Affiliates shall have any responsibility whatsoever for maintenance of AMT’s Quality System Manual, as well as other responsibilities that maybe required for registration or approval of sale of products in any foreign country, if applicable.

7.05         AMT shall provide all approved documents necessary for Westside to produce finished products as requested by AMT. This should include but is not limited to the following documents:  (i) Work instructions; (ii) formula compound specifications, (iii) specifications for purchased component(s) if needed, (iv) specifications for sub-assemblies if needed, (v) specifications for finished product, (vi) printed material specifications, and (vii) artwork masters. Prior to the exercise of a Put Option or Call Option pursuant to the Put and Call Option Agreement, all changes to current specifications must be reasonably approved by Spectrum.

7.06         Westside will produce and deliver finished product that meets or exceeds Spectrum’s current specifications listed herein (and which may be reasonably modified by Spectrum), and not make any significant changes or deviations in any of the processes described in the pertinent work instructions attached herein unless otherwise authorized by AMT.

7.07         AMT shall (i) bear primary and sole responsibility for its customer relations, and claims and issues with customers, save and except only product defect or manufacturer warranty issues, (ii) be liable for returns, product replacements, shipment errors or mis-directions caused by the action or in action of AMT; and (iii) indemnify and hold Westside harmless from all liabilities and claims arising from AMT’s actions or omissions.

7.08         Westside shall conduct all manufacturing/inspection/inventory and shipping operations, and maintain facilities, in compliance with Westside’s own internal quality system. Westside will be solely responsible for complying with ISO 13485:2003 for medical device manufacturing and provide current copies of certifications of compliance with these standards to the Manufacturer upon request by AMT.

7.09         AMT will develop and maintain specifications for final product and provide these to Westside. AMT will notify Westside of any change to these specifications.

7.10         AMT will advise Westside (and Spectrum prior to the exercise of an option pursuant to the Put and Call Option Agreement) of any malfunction or product complaint reported to AMT resulting in actual or potential injury to a patient or death of a patient, or adverse event or Product Vigilance report pertaining to defects or malfunctions of a product made by Westside for AMT. Westside will cooperate with any AMT investigation of product failures and/or product complaints received by AMT and communicated to Westside by AMT regarding defects in workmanship made by Westside for AMT.

7.11         AMT will be responsible for managing any filed actions or recalls of product made by Westside and placed on the market by or on behalf of AMT. In the event of a field action or recall, AMT will notify Westside (and Spectrum prior to the exercise of an option pursuant to the Put and Call Option Agreement) and AMT will coordinate investigation of product history, distribution and root cause analyses to ensure prompt remedial action for affected product. Westside will cooperate with AMT in the event of a field action or recall to investigate product history and root cause analysis pertaining to product made by Westside for AMT.

7.12         Westside shall test each lot of Product per the Specifications provided by AMT, retain appropriate samples of finished product, track and maintain lot manufacturing records and provide AMT and third parties reasonable access, verification, and inspection rights thereto for the purpose of verifying compliance with Westside’s Quality Systems and/or ISO 13485:2003.

7.13         Each party shall comply with all local state federal wage and employment laws, in connection with the manufacture and sale of Products for AMT.

8              Term, Renewal and Termination.

8.01         Term.

8.01.1      Initial Term. The initial term of this Agreement shall commence on the Effective Date for a term of three (3) years (“Initial Term”).

8.01.2      Renewal Period. Unless terminated earlier in accordance herewith, after the Initial Term and or any renewal period, the Agreement term shall automatically renew for annual periods of one (1) year (“Renewal Periods”) unless either party informs the other in writing more than three (3) months prior to the expiration of the current term to its election to terminate and not renew at the expiration thereof.

8.02         Termination.

8.02.1      Termination for Event of Default. Any one of the following acts or omissions shall constitute and Event of Default and shall justify the immediate termination of this Agreement “for cause”:

8.02.1.1                   Absent an event constituting force majeure, failure of Manufacturer to perform any of its obligations hereunder which failure shall continue for a period of sixty (60) days after notice thereof, and demand for cure, from AMT;

8.02.1.2                   Failure of AMT to submit a forecast for a period of ninety (90) days after notice thereof;

8.02.1.3                   Failure of AMT to pay due when any invoice of

Manufacturer, in whole or in part, in accordance with its terms and such failure shall continue for a period of thirty (30) days thereafter;

8.02.1.4                   Filing by either AMT or Westside for protection under the Federal Bankruptcy code or similar statute of any jurisdiction;

8.02.1.5                   Admission by either AMT or Westside of its inability to pay its debts as they mature or the making of an assignment for the benefit of creditors;

8.02.1.6                   Adequate Assurance. Nothing in this Agreement is intended to affect either party’s right to demand adequate assurance of performance in accordance with the provisions of Section 2-609 of the applicable Uniform Commercial Code.

8.02.2      Termination without Clause. This Agreement may be terminated at any time by either party on six (6) months written notice to the other.

9              Warranty and Remedy.

9.01         Westside agrees to exercise reasonable best efforts to meet the quantities and deadlines of AMT for completed product.

9.02         Westside represents and warrants that the Products shall be manufactured in accordance with good manufacturing practices acceptable in the industry and shall be free from defects in materials and workmanship. EXCEPT AS EXPRESSLY STATED IN THIS SECTION, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES WITH RESPECT TO DESCRIPTION OR QUALITY.

9.03         In the event of a breach of this warranty or a defect in workmanship or material covered by the Westside warranty, Westside’s sole responsibility shall be to replace the defective Product, or at Westside’s option, to reimburse AMT the actual cost of any defective Products sold to AMT, and to indemnify AMT against third party claims solely in accordance with Section Error! Reference source not found. of this Agreement. Other than as set forth in this paragraph 9.01and 9.03, WESTSIDE SHALL NOT BE LIABLE TO AMT FOR ANY

INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF PROFITS, ANTICIPATED OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR THE SALE, USE OR PERFORMANCE OF THE PRODUCTS, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), ANY THEORY OF STRICT LIABILITY OR REGULATORY ACTION.

10            Insurance and Indemnification.

10.01       Each Party agrees to procure and to maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than $1,000,000 per occurrence, $10,000,000 aggregate coverage, with endorsements for product and completed operations, blanket contractual liability, and vendor’s liability. Each Party agrees to furnish upon request by the other Party a certificate of insurance indicating coverage in the required amounts and stating that the insurer shall endeavor to give the other Party written notice at least thirty (30) days prior to any cancellation, non-renewal, or material change in coverage. Each party shall name the other on such insurance as an additional insured or loss payee.

10.02       AMT shall indemnify, defend and hold Westside and its Affiliates harmless from and against all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such entities may incur in any way arising out of assertions of any third party relating to the Products or this Agreement, including but not limited to claims of infringement or claims in breach of the representations and warranties by AMT; provided, nevertheless, AMT shall have no liability for such indemnification if the cause of any such claim or assertion was the gross negligence or willful misconduct of Westside or any of its Affiliates. Upon any such third party assertion made against Westside or its Affiliates, AMT will assume the defense thereof at its own cost and expense and satisfy any judgment or decree that may thereafter be entered.

10.03       Westside shall indemnify, defend and hold AMT harmless from and against any claim or suit brought by a third party against AMT (including reasonable attorneys’ fees and expenses incurred in connection therewith) arising out of (a) the sale or use of any Products that have an actual defect determined to be caused by Westside or (b) any negligence or intentional misconduct of Westside’s officers, agents or employees.

11            Miscellaneous.

11.01       Independence of Parties. The relationship of AMT and Westside is that of customer and manufacturer and does not create a partnership, agency, or joint venture.

11.02       No Waiver. Failure of a party to insist upon strict performance of any term of this Agreement, or the waiver by a party of any breach of the Agreement, shall not constitute a waiver of the subsequent strict enforcement of any such term or terms.

11.03       Force Majeure. Failure of Manufacturer to fulfill any order placed with it by AMT or to make any delivery of Products manufactured by Manufacturer, when due, if occasioned in whole or in part by an act of God or the public enemy or terrorism, fire explosion, perils of the sea or air, flood, drought, war, riots, civil insurrection, sabotage, accident, embargo, governmental priority or allocation or any action of any governmental authority, or shortage or failure of supply of materials or labor, or strikes or other labor trouble, or any occurrence, act, cause, or thing beyond the control of Manufacturer, shall excuse any such failure on the part of Manufacturer; and Manufacturer shall have no obligation or liability whatsoever arising out of or in connection with any such failure.

11.04       Written Notices. All written notices required hereunder shall be deemed delivered if delivered by hand or if mailed by United States certified mail, return receipt requested, postage pre-paid and addressed as follows or to such other address as may be specified by notice by either party specifically referring to this paragraph:

To AMT:	Roger Dartt
c/o American Medical Technologies, Inc.
5655 Bear Lane
Corpus Christi, Texas 78405

To Westside:	Scott Mejia
Westside Packaging, Inc.
1700A South Barker Avenue
Ontario, California 91761
With copy to:	Ken Rosenblood
Chief Executive Officer, Westside Packaging, Inc. and Chief Operating Officer, Spectrum Dental, Inc.
8550 Higuera St.
Culver City, CA 90232

11.05       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Any and all disputes arising out of, related to, or in concerning this agreement shall be resolved in arbitration, conducted by and under the rules of AAA (American Arbitrators Association), any such hearing shall be held in Los Angeles County, California.

11.06       Assignment. The parties shall not assign any rights or obligations hereunder without the prior written consent of the other, which shall not be unreasonably withheld.

11.07       Entire Agreement. This Agreement sets forth the entire Agreement and understanding of the parties with respect to the subject matter treated herein and supersedes all prior and contemporaneous agreements, understandings, and representations and warranties, whether oral or written save that neither party shall be relieved hereby from making payment of any amount due and owing under any agreement entered into prior to the date hereof. The Agreement may not be amended, modified or altered, nor may any of its provisions be waived, except by writing signed by the party against whom such amendment or modification is sought to be enforced.

IN WITNESS WHEREOF, the parties have cause this Agreement to be executed by their duly authorized Presidents the day and year first hereinabove written.

“WESTSIDE”	“AMT”

Westside Manufacturing, Inc.,	AMT Dental, Inc.,

a California corporation	a California corporation

By:	By:

Name:	Name:

Title:	Title:

Schedule A

Minimum Orders:  Each time AMT places an order for the following Product(s), AMT must place a minimum order for the following amount:

Schedule B

Shelf Life Policy – FORM – 081 Rev B attached.